SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                              NOVEMBER 13, 1997
                                (Date of Report)

                        ADVANCED TECHNICAL PRODUCTS, INC.
             (Exact name of registrant as specified in its charter)

        DELAWARE                    0-1298                  11-1581582
    (State or other              (Commission             (I.R.S. Employer
    jurisdiction of              File Number)            Identification No.)
    incorporation or
     organization)


                         3353 PEACHTREE ROAD, SUITE 920
                             ATLANTA , GEORGIA 30326
                    (Address of principal executive offices)

                                 (404) 231-7272
                         (Registrant's telephone number,
                              including area code)

                              LUNN INDUSTRIES, INC.
                   (Former name, if changed since last report)

                              1 GARVIES POINT ROAD
                         GLEN COVE, NEW YORK 11542-2828
                 (Former address, if changed since last report)

      ITEM 1.           CHANGES IN CONTROL OF REGISTRANT

      On October 31, 1997 (the "Effective Time"), TPG Holdings, Inc. ("TPG") merged (the "Merger") with and into Lunn Industries, Inc. ("Lunn"), and Lunn, as the surviving corporation, changed its name to "Advanced Technical Products, Inc." (the "Registrant"). As a result of the Merger, the former stockholders of TPG acquired beneficial ownership (including the Escrowed Stock, as defined hereinafter) of 74% of the common stock of the Registrant on a fully-diluted basis. For a more complete description of the Merger, see "Item 2. Acquisition or Disposition of Assets" below.

      ITEM 2.           ACQUISITION OR DISPOSITION OF ASSETS

      The Merger was effected pursuant to the terms of that certain Acquisition Agreement and Plan of Merger dated June 6, 1997 by and between Lunn and TPG, as amended by that certain Amendment to Acquisition Agreement and Plan of Merger dated August 22, 1997 by and between Lunn and TPG (collectively, the "Acquisition Agreement"). The Merger was approved by the stockholders of TPG on October 29, 1997 and by the stockholders of Lunn on October 30, 1997.

      As a result of the Merger, each share of the common stock, $0.01 par value per share, of TPG (the "TPG Common Stock") was converted into the right to receive 8.3028 shares of the common stock, $0.01 par value per share, of the Registrant (the "Registrant Common Stock"), subject to the cancellation of any of the Registrant Common Stock held in escrow for the former TPG stockholders if TPG fails to achieve a certain financial goal (the "Escrowed Stock"), each share of the common stock, $0.01 par value per share, of Lunn (the "Lunn Common Stock") was converted into the right to receive 0.1 share of the Registrant Common Stock, and each share of the preferred stock, $1.00 par value per share, of TPG was converted into the right to receive one share of the preferred stock, $1.00 par value per share, of the Registrant. Additionally, as a result of the Merger, the Registrant assumed all outstanding options to purchase TPG Common Stock (a "TPG Option"), all outstanding options to purchase Lunn Common Stock (a "Lunn Option") and all outstanding warrants to purchase Lunn Common Stock (a "Lunn Warrant"). Each such TPG Option will become exercisable for that number of whole shares of the Registrant Common Stock equal to the number of shares of TPG Common Stock covered thereby immediately prior to the Effective Time multiplied by 8.3028, subject to cancellation of any of the Escrowed Stock that is reserved for issuance upon exercise of such options, and each Lunn Option and Lunn Warrant will become exercisable for that number of whole shares of the Registrant Common Stock equal to the number of shares of Lunn Common Stock covered thereby immediately prior to the Effective Time multiplied by 0.1.

      The amount of such consideration was the result of an agreed negotiation between Lunn and TPG. Prior to the negotiation and execution of the Acquisition Agreement, there were no material relationships between TPG or any affiliates, officers or directors of TPG and Lunn or any affiliates, officers or directors of Lunn.

      As of the Effective Time, the Registrant retained, in its capacity as escrow agent, the Escrowed Stock. The number of shares constituting the Escrowed Stock equals 50% of (i) the shares of the Registrant Common Stock deliverable to each of the holders of TPG Common Stock pursuant to the Acquisition Agreement, and (ii) the number of shares of Registrant Common Stock reserved for issuance upon exercise of the TPG Options. If the net income after taxes, as calculated in accordance with generally accepted accounting principles, of the business of TPG and its subsidiaries, as constituted on August 22, 1997, for the year ending December 31, 1997 as determined by the Registrant (the "1997 TPG Net Income") is less than $4,000,000, then, within 30 days after the date the 1997 TPG Net Income is determined (the "Determination Date"), the Registrant shall immediately cancel the Canceled Stock (as defined below) and deliver to each of the holders of record as of the Effective Time of the TPG Common Stock and of the TPG Options who have exercised all or any part of such TPG Options, such person's pro rata shares of the Escrowed Stock not constituting the Canceled Stock, if any (all such shares of Escrowed Stock not so canceled is hereinafter referred to as the "Released Stock")), with the Registrant making, in good faith, any rounding determinations such that each such person's pro rata share of the Released Stock equals a whole number. The Registrant currently anticipates that the Determination Date will occur on or about March 31, 1998, but in no event later than April 15, 1998.

      The amount of the canceled stock (the "Canceled Stock") is determined by the following formula:

                          4,000,000 X
                  ---------------------------- + X = 4,151,402
                  4,000,000 - 1997TPGNetIncome

      (with X = the number of shares of Canceled Stock; provided, however, that, for the purposes of calculation of the Canceled Stock, if the 1997 TPG Net Income is greater than or equal to $4,000,000, then the number of shares constituting the Canceled Stock shall be deemed to be zero, and if the 1997 TPG Net Income is less than zero, then the 1997 TPG Net Income shall be deemed to be zero).

      As a result of the Merger, the former holders of TPG Common Stock beneficially own (including the Escrowed Stock) 74% (on a fully-diluted basis) of the issued and outstanding shares of the Registrant Common Stock. In the unlikely event that all of the Escrowed Stock is canceled, the former holders of TPG Common Stock will beneficially own 58.73% of the issued and outstanding Registrant Common Stock. The largest stockholder of TPG, Equus Equity Appreciation Fund, L.P., is now the beneficial owner (including the Escrowed Stock) of 44.29% (on a fully-diluted basis) of the issued and outstanding shares of the Registrant Common Stock.

      Pursuant to the Acquisition Agreement, immediately after the Effective Time, two designees of Lunn, Messrs. John Simon and Alan W. Baldwin, and six designees of TPG, Messrs. James S. Carter, Sam P. Douglass, Garrett L. Dominy, Gary L. Forbes, Robert C. Sigrist and Lawrence E. Wesneski, constituted all of the members of the Board of Directors of the Registrant. Each of the Lunn designees were formerly members of the Board of Directors of Lunn, while each of the TPG designees were formerly members of the Board of Directors of TPG. Additionally, at the Effective Time, Mr. Carter, who was TPG's Chairman of the Board, President and Chief Executive Officer, became Chairman of the Board, President and Chief Executive Officer of the Registrant, Mr. Dominy, who was TPG's Executive Vice President, Chief Financial Officer, Secretary and Treasurer, became the Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer of the Registrant, and James P. Hobt, who was TPG's Corporate Controller, became the Secretary and Corporate Controller of the Registrant.

      TPG was formed in 1995 to acquire the business and assets of three operating units of the Brunswick Technical Group of Brunswick Corporation. TPG designs, develops, produces and markets a variety of products in two principal business segments, an aerospace and defense segment and a commercial segment. The aerospace and defense segment designs, develops and manufactures advanced composite material products used in the aerospace and defense industries, including radomes, aircraft components, missile and satellite composite structures, engine components, rocket motor cases, pressure vessels, relocatable shelters, missile launch tubes, torque shafts and fuel tanks, as well as a wide range of integrated defense systems, including electro-optical systems, chemical detection systems, ordnance delivery systems and light-weight camouflage systems. The commercial segment produces natural gas vehicle fuel tanks, specialty vehicle electronic products and products used in the exploration and production of oil and gas.

      TPG maintains various facilities nationwide. The following table sets forth TPG's principal offices and manufacturing plants:

                                                       APPROXIMATE   LEASED
                                                         SQUARE        OR
                                                         FOOTAGE      OWNED
                                                       -----------   ------
Corporate Offices:
      Atlanta, Georgia................................     4,500     Leased

Marion Composites Division:
      Marion, Virginia................................ 1,019,000      Owned

Intellitec Division:
      Deland, Florida.................................   353,000      Owned
      Lombard, Illinois...............................    12,000     Leased

Lincoln Composites Division:
      Lincoln, Nebraska...............................   224,000      Owned
      Lincoln, Nebraska...............................    94,000     Leased
      East Camden, Arkansas...........................    64,000     Leased

      For a further discussion of TPG and its properties, see the Proxy Statement / Prospectus included in the Registrant's Registration Statement on Form S-4, File No. 333-30009. Registrant intends to continue to operate the assets of TPG in the same manner and for the same purposes as they were prior to the Merger.

      For a further discussion of Lunn, TPG and the Acquisition Agreement and Plan of Merger, see the Proxy Statement / Prospectus included in the Registrant's Registration Statement on Form S-4, File No. 333- 30009. Copies of the press releases announcing consummation of the Merger are attached as Exhibits and are incorporated herein by reference.

      ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

      (a)   FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

      The audited consolidated financial statements of TPG and its subsidiaries, and the Brunswick Technical Group of Brunswick Corporation (TPG's predecessor), are attached hereto at page F-1 through F-27.

      (b)   PRO FORMA FINANCIAL INFORMATION.

      The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, giving effect to the Merger of TPG and Lunn. The Merger will be accounted for under the purchase method of accounting, whereby the purchase price is allocated b ased on the fair value of the assets acquired and the liabilities assumed. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1996, and the six month periods ended July 4, 1997 and June 21, 1996, give effect to the proposed Merger of TPG with and into Lunn as if the Merger had occurred on January 1, 1996.

The unaudited pro forma condensed combined statements of operations for the six month periods ended July 4, 1997 and June 21, 1996 include the consolidated statements of operations of Lunn for the six month periods ended June 30, 1997 and 1996 and the consolidated statements of income of TPG for the six month periods ended July 4, 1997 and June 21, 1996.

      The unaudited pro forma condensed combined balance sheet as of July 4, 1997 gives effect to the proposed Merger of TPG with and into Lunn as if such transaction occurred on July 4, 1997. Such unaudited pro forma condensed combined balance sheet includes the consolidated balance sheet of Lunn as of June 30, 1997 and the consolidated balance sheet of TPG as of July 4, 1997.

      The pro forma results are not necessarily indicative of the results of operations had the acquisition taken place at the beginning of the respective periods or of future results of the combined companies. The final allocation of the purchase price may be different from that reflected in the pro forma condensed combined financial statements. Upon final determination, the purchase price will be allocated to the assets and liabilities acquired based on their fair market values at the date of the Merger. The unaudited pro forma condensed combined financial statements and the accompanying notes should be read in conjunction with the historical statements and related notes of TPG, appearing elsewhere herein and the historical consolidated financial statements of Lunn and related notes thereto which are incorporated herein by reference in this Proxy Statement/Prospectus.

      In the event that TPG does not meet a specified level of net income for the year ending December 31, 1997, a certain number of shares of Combined Company Common Stock that have been issued and held in escrow, on behalf of the TPG stockholders, will be canceled. The pro forma earnings per share data has been presented for both the maximum and minimum number of shares of Combined Company Common Stock that ultimately could be issued. If any of the Escrowed Stock is not issued, they will be retained and canceled. The pro forma financial statements assume that the minimum number of shares of common stock will be issued. In the event that any of the Escrowed Stock is issued, a realignment of equity ownership will be made by crediting common stock for the par value of the shares issued and debiting additional paid in capital.

      Pro forma adjustments to the condensed combined statements of operations include: (i) amortization of goodwill, (ii) interest expense on additional short-term debt required to finance merger transaction costs, and (iii) incremental tax effects of the pro forma adjustments and the change in the combined effective tax rate because of the NOL limitation. Pro forma adjustments to the condensed combined balance sheet include purchase accounting entries for:
(i) the addition of goodwill resulting from the excess of the purchase price over the fair market value of the net assets acquired and (ii) the increase in short term debt to finance the transaction costs related to the Merger.

                UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               AS OF JULY 4, 1997
                                   (UNAUDITED)

                                                                       PRO FORMA      COMBINED
                                                     TPG      LUNN     ADJUSTMENTS    COMPANY
                                                     ---      ----     -----------    --------
                                                                (in thousands)
ASSETS
Current assets:
Cash ........................................   $    150    $     12    $  --         $    162
Accounts receivable, net ....................     15,317       3,012       --           18,329
Inventories .................................     25,027       4,640       --           29,667
Prepaid expenses, deferred taxes and
 other current assets .......................        795         474       --            1,269
                                                --------    --------    -------       --------
      Total current assets ..................   $ 41,289    $  8,138    $  --         $ 49,427

Property, plant and equipment, net ..........      4,271      12,571       --           16,842
Goodwill and other intangibles, net .........       --           396      4,900(1)       5,296
Deferred income taxes and other assets ......        541         164       --              705
                                                --------    --------    -------       --------
      Total assets ..........................   $ 46,101    $ 21,269    $ 4,900       $ 72,270
                                                ========    ========    =======       ========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable ............................   $  5,727    $    949    $  --         $  6,676
Accrued expenses and other liabilities ......      5,457         672       --            6,129
Short-term debt .............................     12,046        --        1,200(2)      13,246
                                                --------    --------    -------       --------
      Total current liabilities .............   $ 23,230    $  1,621    $ 1,200       $ 26,051

Long-term debt, net of current portion ......     14,000       7,743       --           21,743
                                                --------    --------    -------       --------
      Total liabilities .....................   $ 37,230    $  9,364    $ 1,200       $ 47,794
                                                --------    --------    -------       --------
Preferred stock-mandatorily redeemable ......   $  1,000    $   --      $  --         $  1,000

Total stockholders' equity:
Common stock ................................   $      5    $    128    $  (101)(1)   $     32(4)
Additional paid-in-capital ..................        995      14,458      1,120 (1)     16,573
Retained earnings (deficit) .................      7,101      (2,681)     2,681 (1)      7,101
Less:  Notes receivable from officers .......       (135)       --         --             (135)
Additional minimum pension liability ........        (95)       --         --              (95)
                                                --------    --------    -------       --------
Total stockholders' equity ..................   $  7,871    $ 11,905    $ 3,700       $ 23,476
                                                --------    --------    -------       --------
Total liabilities and stockholders' equity ..   $ 46,101    $ 21,269    $ 4,900       $ 72,270
                                                ========    ========    =======       ========

------------------------------
(1) Adjustments to reflect the net effects of the Merger based on the application of purchase accounting. The purchase price of $16.8 million is based on the aggregate of (i) the issuance of 12.8 million shares of Lunn stock outstanding at a market value of $1.125 per share (the price per share on the date that the terms of the Merger were announced to the public), (ii) estimated transaction costs of $1.2 million and (iii) the estimated fair value ($1.2 million) of the options and warrants issued in exchange for the outstanding Lunn options and warrants. Goodwill of approximately $4.9 million results from the excess of the purchase price over the fair market value of the net assets acquired.

(2) To record net increase in debt to finance the estimated transaction costs of $1.2 million.

(3) The allocation of the purchase price is preliminary and there are no significant liabilities, tangible or intangible assets that have been identified that are likely to be recognized.

(4) The pro forma common stock assumes that the minimum number of shares will be issued. In the event that any of the Escrowed Stock is issued, a realignment of equity ownership will be made by crediting common stock for the par value of the shares issued and debiting additional paid in capital.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                   (UNAUDITED)

                                                                                                        PRO FORMA         COMBINED
                                                                              TPG           LUNN        ADJUSTMENTS       COMPANY
                                                                              ---           ----        -----------       --------
                                                                                      (in thousands, except share data)
Revenues ...........................................................     $ 126,534      $     18,098      $--           $   144,632
Cost of sales ......................................................        94,365            13,749       --               108,114
                                                                         ---------      ------------      -----         -----------
      Gross profit .................................................     $  32,169      $      4,349      $--           $    36,518

General and administrative and other expenses ......................        21,758             3,077        196(1)           25,031
                                                                         ---------      ------------      -----         -----------
      Operating income .............................................     $  10,411      $      1,272      $(196)        $    11,487

Interest expense and other .........................................         2,377               501        108(2)            2,986
                                                                         ---------      ------------      -----         -----------
     Income before taxes and extraordinary item ....................     $   8,034      $        771      $(304)        $     8,501

Provision for (benefit of) income taxes ............................         3,093               (33)       (93)(3)           2,967
                                                                         ---------      ------------      -----         -----------
Income before extraordinary items ..................................     $   4,941      $        804      $(211)        $     5,534

Extraordinary loss for debt refinancing ............................           667               152        (13)(3)             806
                                                                         ---------      ------------      -----         -----------
Net income (loss) ..................................................     $   4,274      $        652      $(198)        $     4,728
                                                                         =========      ============      =====         ===========
Maximum Shares Issued:
     Earnings (loss) per share:
       Before extraordinary item ...................................     $   10.10      $       0.07                    $      1.06
       Extraordinary item ..........................................         (1.36)            (0.01)                         (0.15)
                                                                         ---------      ------------                    -----------
       Net earnings per share ......................................     $    8.74      $       0.06                    $      0.91
                                                                         =========      ============                    ===========
     Weighted average number of common shares outstanding ..........       489,250        11,587,400                      5,220,885

Minimum Shares Issued:
     Earnings (loss) per share:
      Before extraordinary item ....................................     $   10.10      $       0.07                    $      1.73
      Extraordinary item ...........................................         (1.36)            (0.01)                         (0.25)
                                                                         ---------      ------------                    -----------
      Net earnings per share .......................................     $    8.74      $       0.06                    $      1.48
                                                                         =========      ============                    ===========
     Weighted average number of common shares outstanding ..........       489,250        11,587,400                      3,189,812

-----------------------
(1) Net increase in general and administrative and other expenses results from an increase in goodwill amortization of $196,000.

(2) Net increase in interest expense related to increased indebtedness of approximately $1.2 million at an estimated average interest rate of 9.0%.

(3) Tax effects of adjustments (1) and (2) and the change in the combined effective tax rate because of a net operating loss limitation.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE SIX MONTHS ENDED JULY 4, 1997
                                   (UNAUDITED)

                                                                                                PRO FORMA           COMBINED
                                                                     TPG             LUNN       ADJUSTMENTS         COMPANY
                                                                     ---             ----       -----------         -------
                                                                               (in thousands, except share data)
Revenues ....................................................     $ 51,932       $    10,726       $ --           $    62,658
Cost of sales ...............................................       39,940             8,239         --                48,179
                                                                  --------       -----------       -----           ----------
      Gross profit ..........................................     $ 11,992       $     2,487       $ --           $    14,479

General and administrative and other expenses ...............        9,620             1,629          98(1)            11,347
                                                                  --------       -----------       -----           ----------
      Operating income ......................................     $  2,372       $       858       $ (98)          $    3,132

Interest expense and other ..................................          985               209          54(2)             1,248
                                                                  --------       -----------       -----           ----------
      Income before taxes ...................................     $  1,387       $       649       $(152)          $    1,884
Provision for (benefit of) income taxes .....................          534                 1         122(3)               657
                                                                  --------       -----------       -----           ----------
Net income ..................................................     $    853       $       648       $(274)          $    1,227
                                                                  ========       ===========       =====           ==========
Maximum Shares Issued:
   Net earnings per share ...................................     $   1.71       $      0.05                       $     0.22
                                                                  ========       ===========                       ==========

   Weighted average number of common shares outstanding .....      500,000        13,285,299                        5,479,930

Minimum Shares Issued:
   Net earnings per share ...................................     $   1.71       $      0.05                       $     0.36
                                                                  ========       ===========                       ==========
   Weighted average number of common shares outstanding .....      500,000        13,285,299                        3,404,230

-----------------------
(1) Net increase in general and administrative and other expenses results from an increase in goodwill amortization of $98,000.

(2) Net increase in interest expense related to increased indebtedness of approximately $1.2 million at an estimated average interest rate of 9.0%.

(3) Tax effects of adjustments (1) and (2) and the change in the combined effective tax rate because of a net operating loss limitation.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 21, 1996
                                   (UNAUDITED)

                                                                                  PRO FORMA         COMBINED
                                                           TPG         LUNN       ADJUSTMENTS       COMPANY
                                                           ---         ----       -----------       -------
                                                                (in thousands, except share data)
Revenues ...........................................   $ 57,752    $    8,855        $  --        $   66,607
Cost of sales ......................................     43,456         6,943           --            50,399
                                                       --------    ----------        -----        ----------
      Gross profit .................................   $ 14,296    $    1,912        $  --        $   16,208

General and administrative and other expenses ......      9,788         1,394           98(1)         11,280
                                                       --------    ----------        -----        ----------
      Operating income .............................   $  4,508    $      518        $ (98)       $    4,928

Interest expense and other .........................      1,210           223           54(2)          1,487
                                                       --------    ----------        -----        ----------
      Income before taxes ..........................   $  3,298    $      295        $(152)       $    3,441

Provision for (benefit of) income taxes ............      1,270          --            (69)(3)         1,201
                                                       --------    ----------        -----        ----------
Net income .........................................   $  2,028    $      295        $ (83)       $    2,240
                                                       ========    ==========        =====        ==========
Maximum Shares Issued:
   Net earnings per share ..........................   $   4.25    $     0.03                     $     0.45
                                                       ========    ==========                     ==========
   Weighted average number of common
      shares outstanding ...........................    477,250     9,912,769                      4,953,788

Minimum Shares Issued:
   Net earnings per share ..........................   $   4.25    $     0.03                     $     0.75
                                                       ========    ==========                     ==========
   Weighted average number of common
      shares outstanding ...........................    477,250     9,912,769                      2,972,533

-----------------------
(1) Net increase in general and administrative and other expenses results from an increase in goodwill amortization of $98,000.

(2) Net increase in interest expense related to increased indebtedness of approximately $1.2 million at an estimated average interest rate of 9.0%.

(3) Tax effects of adjustments (1) and (2) and the change in the combined effective tax rate because of a net operating loss limitation.

     (c)   EXHIBITS.

          2 Acquisition Agreement and Plan of Merger dated June 6, 1997 by and between Lunn Industries, Inc. and TPG Holdings, Inc., as amended by the Amendment to Acquisition Agreement and Plan of Merger dated August 22, 1997 by and between Lunn Industries, Inc. and TPG Holdings, Inc. Schedules to the Acquisition Agreement and Plan of Merger have been omitted in accordance with Item 601(b)
               (2) of Regulation S-K, and will be provided to the Securities and Exchange Commission upon request.

          23.1 Consent of Arthur Andersen LLP.

          23.2 Consent of Arthur Andersen LLP.

          99.1 Press Release dated October 31, 1997 relating to the closing of the Acquisition Agreement

          99.2 Press Release dated November 3, 1997 relating to the closing of the Acquisition Agreement

                       TPG HOLDINGS, INC. AND SUBSIDIARIES

                     INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE

Reports of Independent Public Accountants...............................     F-2

Consolidated Balance Sheets............................................      F-4

Consolidated Statements of Income......................................      F-5

Consolidated Statements of Cash Flows..................................      F-8

Notes to Consolidated Financial Statements.............................     F-11

                      REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
TPG Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of TPG HOLDINGS, INC. (a Delaware Corporation) AND SUBSIDIARIES as of December 31, 1996 and 1995, and the related consolidated statements of income and cash flows for the year ended December 31, 1996, and the eight months ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TPG Holdings, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the year ended December 31, 1996, and the eight months ended December 31, 1995, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP
Chicago, Illinois
March 14, 1997

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
TPG Holdings, Inc.:

We have audited the accompanying statements of income and cash flows of the BRUNSWICK TECHNICAL GROUP, a division of Brunswick Corporation (a Delaware corporation), for the year ended December 31, 1994, and the four months ended April 28, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Brunswick Technical Group for the year ended December 31, 1994, and the four months ended April 28, 1995, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP
Chicago, Illinois
June 10, 1997

                      TPG HOLDINGS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
               AS OF JULY 4, 1997, AND DECEMBER 31, 1996 AND 1995
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              (UNAUDITED)  DECEMBER    DECEMBER
ASSETS                                       JULY 4, 1997  31, 1996    31, 1995
                                               --------    --------    --------
CURRENT ASSETS:
 Cash ......................................   $    150    $  1,059    $  1,176
 Accounts receivable (net of
    allowance for doubtful accounts
    of $273, $179 and $171 as of
    July 4, 1997 and December
    31, 1996 and 1995) .....................     15,317      17,148      14,875
 Inventories and costs relating
    to long-term contracts and
    programs in process, net of
    progress payments ......................     25,027      20,350      19,364
 Prepaid expenses ..........................        486       1,079         987
 Current deferred income taxes .............        309         309          86
                                               --------    --------    --------
             Total current assets ..........     41,289      39,945      36,488
                                               --------    --------    --------
 PROPERTY, PLANT AND EQUIPMENT:
    Buildings and improvements .............        257         256         103
    Machinery and equipment ................      4,890       3,400       1,044
    Construction in progress ...............        374       1,460       1,214
    Less-Accumulated depreciation ..........     (1,250)       (707)       (138)
                                               --------    --------    --------
             Net property, plant
               and equipment ...............      4,271       4,409       2,223
                                               --------    --------    --------
 DEFERRED INCOME TAXES .....................        191         191        --
 OTHER ASSETS ..............................        350         178         200
                                               --------    --------    --------
             Total assets ..................   $ 46,101    $ 44,723    $ 38,911
                                               ========    ========    ========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
       Accounts payable ....................   $  5,727    $  5,219    $  6,711
       Accrued expenses ....................      5,457       6,640       5,559
       Short-term debt .....................     12,046       9,624       6,660
                                               --------    --------    --------
                   Total current
                     liabilities ...........     23,230      21,483      18,930
                                               --------    --------    --------
       LONG-TERM LIABILITIES:
       Long-term debt ......................     14,000      15,222      15,640
       Deferred income taxes ...............       --          --           422
                                               --------    --------    --------
                   Total liabilities .......     37,230      36,705      34,992
Mandatorily Redeemable Preferred
stock, 8% cumulative, redeemable, $1.00
par value, 1,000,000 shares authorized,
issued and outstanding .....................      1,000       1,000       1,000
SHAREHOLDERS' EQUITY:
 Common stock, $.01 par value, 1,000,000
 shares authorized, 475,000 shares issued
 and outstanding as of July 4, 1997 and
 December 31, 1996; common stock, $1.00
 par value, 500,000 shares authorized,
 1,000 shares issued and outstanding as of
 December 31, 1995 .........................          5           5           1
       Additional paid-in capital ..........        995         995         999
       Retained Earnings ...................      7,101       6,248       2,054
       Less -
         Notes receivable from officers ....       (135)       (135)       (135)
       Additional minimum pension liability         (95)        (95)       --
                                               --------    --------    --------
            Total shareholders'
            equity .........................      7,871       7,018       2,919
                                               --------    --------    --------
            Total liabilities
            and shareholders' equity .......   $ 46,101    $ 44,723    $ 38,911
                                               ========    ========    ========

       THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                     TPG HOLDINGS, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
               FOR THE SIX MONTHS ENDED JULY 4, 1997 AND JUNE 21, 1996

                             (DOLLARS IN THOUSANDS)

                                                SIX MONTHS       SIX MONTHS
                                                  ENDED            ENDED
                                               JULY 4, 1997    JUNE 21, 1996
                                                 --------         --------
Revenues ...................................     $ 51,932         $ 57,752

Cost of sales ..............................       39,940           43,456
General and administrative and
   other expenses ..........................        9,620            9,788
                                                 --------         --------
      Operating income .....................        2,372            4,508

Interest expense ...........................          985            1,210
                                                 --------         --------
      Income before taxes ..................        1,387            3,298

Income tax  provision ......................          534            1,270
                                                 --------         --------
Net income .................................     $    853         $  2,028
                                                 ========         ========
Earnings per share .........................     $   1.71         $   4.25
                                                 ========         ========
Weighted average number of
shares outstanding .........................      500,000          477,250
                                                 ========         ========

          THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                       TPG HOLDINGS, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996 AND
                 FOR THE EIGHT MONTHS ENDED DECEMBER 31, 1995

                               (DOLLARS IN THOUSANDS)

                                                                       EIGHT
                                                          1996      MONTHS 1995
                                                        --------    -----------
Revenues .............................................  $126,534     $ 79,172

Cost of sales ........................................    94,365       61,738

General and administrative and other expenses ........    21,758       12,123

      Operating income ...............................    10,411        5,311

Interest expense .....................................     2,377        1,892
                                                        --------     --------
      Income before taxes and extraordinary item .....     8,034        3,419

Income tax provision .................................     3,093        1,312
                                                        --------     --------
      Net income before extraordinary item ...........     4,941        2,107

Extraordinary loss from debt refinancing,
   net of income tax benefit of $418 .................       667         --
                                                        --------     --------
      Net income .....................................  $  4,274     $  2,107
                                                        ========     ========
Per Share Data:

      Earnings per common and common equivalent
      share before extraordinary item ................  $  10.10     $   4.44

      Extraordinary loss .............................      1.36         --
                                                        --------     --------
      Earnings per common and common equivalent share       8.74         4.44
                                                        ========     ========
      Weighted average number of common and
      common equivalent shares outstanding ...........   489,250      475,000
                                                        ========     ========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                          BRUNSWICK TECHNICAL GROUP
                        CONSOLIDATED STATEMENTS OF INCOME
                    FOR THE FOUR MONTHS ENDED APRIL 28, 1995 AND
                     FOR THE YEAR ENDED DECEMBER 31, 1994

                             (DOLLARS IN THOUSANDS)

                                                        FOUR
                                                     MONTHS 1995          1994
                                                      --------          --------
Revenues ....................................         $ 28,416          $118,660
Cost of sales ...............................           27,354           112,950

General and administrative and
   other expenses ...........................            1,350             3,923
                                                      --------          --------
Operating (loss) income before
   taxes ....................................             (288)            1,787

Income tax (benefit) provision ..............             (112)              683
                                                      --------          --------
Net (loss) income ...........................         $   (176)         $  1,104
                                                      ========          ========

Note: The earnings per share calculation is not presented for these periods because the Brunswick Technical Group was a division of Brunswick Corporation and there were no shares of stock outstanding relating to this division.

       THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                     TPG HOLDINGS, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
               FOR THE SIX MONTHS ENDED JULY 4,1997 AND JUNE 21, 1996

                               (DOLLARS IN THOUSANDS)

                                                              SIX         SIX
                                                             MONTHS      MONTHS
                                                             ENDED       ENDED
                                                             JULY 4,    JUNE 21,
                                                              1997       1996
                                                            -------     -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income ...........................................    $   853     $ 2,028
  Adjustments to reconcile net income to net
  cash provided by (used in) operating activities -
        Depreciation and amortization ..................        577         202
        Decrease (increase) in amounts receivable ......      1,831      (2,064)
        Increase in inventories ........................     (4,677)     (6,990)
        Decrease in prepaid expenses ...................        593         105
        Increase in trade accounts payable .............        508       1,121
        (Decrease) increase in accrued expenses ........     (1,143)        924
        Increase in other noncurrent assets ............       (204)        (59)
                                                            -------     -------
              Total Adjustments ........................     (2,515)     (6,761)
              Net cash provided by (used in)
                operating activities ...................     (1,662)     (4,733)
CASH FLOWS FROM INVESTING ACTIVITIES:
        Capital expenditures ...........................       (407)       (696)
                                                            -------     -------
              Net cash used in investing activities ....       (407)       (696)
                                                            -------     -------
CASH FLOW FROM FINANCING ACTIVITIES:
        Proceeds of borrowings .........................       1,200       4,470
        Cash dividends paid ............................        (40)        (53)
                                                            -------     -------
        Net cash provided by financing activities ......      1,160       4,417
NET DECREASE IN CASH AND CASH EQUIVALENTS ..............       (909)     (1,012)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD .........      1,059       1,176
CASH AND CASH EQUIVALENTS, END OF PERIOD ...............    $   150     $   164
                                                            =======     =======

       THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                       TPG HOLDINGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    FOR THE YEAR ENDED DECEMBER 31, 1996 AND
                  FOR THE EIGHT MONTHS ENDED DECEMBER 31, 1995

                             (DOLLARS IN THOUSANDS)

                                                                          EIGHT
                                                                         MONTHS
                                                                1996      1995
                                                              -------    ------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income ..............................................  $  4,274   $ 2,107
  Adjustments to reconcile net income to net
  cash provided by operating activities -
       Depreciation and amortization ......................       646       138
       Deferred tax provision .............................      (836)      374
       Increase in accounts receivable ....................    (2,273)   (3,014)
       (Increase) decrease in inventories .................      (986)    4,294
       Increase in prepaid expenses .......................       (92)     (801)
       (Decrease) increase in trade accounts payable ......    (1,492)    1,308
       Increase in accrued expenses .......................       999       803
       (Increase) decrease in other noncurrent assets .....       (55)       57
                                                              -------    ------
               Total Adjustments ..........................    (4,089)    3,159
                                                              -------    ------
               Net cash provided by operating activities ..       185     5,266
                                                              -------    ------
CASH FLOWS FROM INVESTING ACTIVITIES:
       Capital expenditures ...............................    (1,755)   (1,231)
       Additional cash payment for business acquired ......    (1,000)     --
                                                              -------    ------
               Net cash used in investing activities ......    (2,755)   (1,231)
                                                              -------    ------
CASH FLOW FROM FINANCING ACTIVITIES:
       Proceeds of borrowings .............................    21,624      --
       Repayments of borrowings ...........................   (19,078)   (2,959)
       Cash dividends paid ................................       (93)     --
       Proceeds from repayment of notes receivable ........      --         100
                                                              -------    ------
               Net cash provided by (used in) by
               financing activities .......................     2,453    (2,859)
                                                              -------    ------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS ......      (117)    1,176

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD ............     1,176      --
                                                              -------    ------
CASH AND CASH EQUIVALENTS, END OF PERIOD ..................     1,059     1,176
                                                              =======    ======
       SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
       Cash paid for interest .............................     2,567     1,512
       Cash paid for income taxes .........................     3,043     1,500

       THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                            BRUNSWICK TECHNICAL GROUP

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    FOR THE FOUR MONTHS ENDED APRIL 28, 1995 AND
                     FOR THE YEAR ENDED DECEMBER 31, 1994

                               (DOLLARS IN THOUSANDS)

                                                             FOUR
                                                            MONTHS
                                                             1995         1994
                                                           -------      -------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net (loss) income .................................     $  (176)     $ 1,104
   Adjustments to reconcile net (loss) income to
    net cash provided by (used in) operating
    activities -
       Depreciation and amortization .................         949        3,444
       Deferred tax provision ........................         795        1,046
       Decrease (increase) in accounts receivable ....       6,420       (4,827)
       Increase in inventories .......................      (6,028)         (83)
       Decrease (increase) in prepaid expenses
        and other current assets .....................         930          (61)
       (Decrease) increase in deferred pension .......        (177)         493
       Increase (decrease) in trade accounts payable           415       (1,775)
       Increase (decrease) in accrued expenses .......       1,469       (2,708)
       Decrease in other noncurrent assets ...........          19        1,209
                                                           -------      -------
             Total Adjustments .......................       4,792       (3,262)
                                                           -------      -------
             Net cash provided by (used in) by
               operating activities ..................       4,616       (2,158)
                                                           -------      -------
CASH FLOWS FROM INVESTING ACTIVITIES:
       Capital expenditures ..........................        (462)      (1,262)
                                                           -------      -------
             Net cash used in investing activities ...        (462)      (1,262)
                                                           -------      -------
CASH FLOWS FROM FINANCING ACTIVITIES:
      Net (decrease) increase in due to affiliate ....      (3,962)       3,422
                                                           -------      -------
      Net cash (used in) provided by
       financing activities: .........................      (3,962)       3,422
                                                           -------      -------
NET INCREASE IN CASH AND CASH EQUIVALENTS ............         192            2

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD .......          65           63
                                                           -------      -------
CASH AND CASH EQUIVALENTS, END OF PERIOD .............     $   257      $    65
                                                           =======      =======

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TPG Holdings, Inc., and Subsidiaries/Brunswick Technical Group
Notes to consolidated financial statements.
December 31, 1996, December 31, 1995, April 28, 1995 and December 31, 1994

1.    ORGANIZATION AND BASIS OF PRESENTATION

      ORGANIZATION

            The Brunswick Technical Group (the "Business") represents substantially all of the assets and liabilities of the Technical Group, an unincorporated entity of Brunswick Corporation ("Brunswick"). On April 28, 1995, TPG Holdings, Inc. (the "Company") acquired substantially all of the assets and liabilities of the Business (the "Acquisition"). See Note 3 for further disclosure related to the Acquisition. Accordingly, the financial statements presented for periods prior to April 28, 1995 reflect the Business' results of operations, and for periods subsequent to April 28, 1995 reflect the Company's results of operations beginning on April 29, 1995.

      BASIS OF PRESENTATION

            The accompanying financial statements are prepared on a consolidated basis and include those revenues and expenses directly attributable to the operations of the Business and the Company. All significant intercompany transactions have been eliminated.

            The consolidated statements of income reflect substantially all of the costs associated with the normal cost of business. Expenses allocated to the Business and allocation methods are further discussed in Note 15.

2.    SIGNIFICANT ACCOUNTING POLICIES

      PRINCIPLES OF CONSOLIDATION

            The consolidated financial statements include the accounts of the Company and all its subsidiaries, all of which are 100% owned. The Company is incorporated in the state of Delaware, with corporate headquarters located in Atlanta, Georgia. Principal manufacturing operations are located in Marion, Virginia; Lincoln, Nebraska; Deland, Florida; and Camden, Arkansas. The Company's subsidiaries also include three property companies: Marion Properties, Inc., Lincoln Properties, Inc. and Deland Properties, Inc.

            The Business' consolidated financial statements include the assets, liabilities, revenues and expenses of the manufacturing operations purchased by TPG Holdings, Inc., in connection with the Acquisition, as well as expenses incurred by the Brunswick Technical Group headquarters' office and by Brunswick Corporation in support of the Business.

      REVENUE RECOGNITION

            Revenues and anticipated profits under long-term fixed-price production contracts are recorded on a percentage of completion method, principally using units-of-delivery as the measurement basis for effort accomplished. Delivery of units are generally made upon acceptance by the customer in accordance with contract terms.

            Revenues under certain long-term fixed-price contracts which require a significant amount of development effort in relation to total contract value are recorded based on the accomplishment of milestones as specified by contract terms. Revenue under cost reimbursable type contracts are recorded as costs are incurred.

            Amounts representing contract change orders or claims are included in estimates of future contract revenues used for preparing estimates of contract profitability at completion only when realization is probable and amounts can be reasonably estimated. Claims are not material for the years presented in the accompanying financial statements.

      GENERAL AND ADMINISTRATIVE COSTS

            Brunswick Technical Group and Brunswick Corporation expenses which support the Business are reported as general and administrative expenses during the periods through April 28, 1995. The Business absorbed the general and administrative expenses incurred at its manufacturing operations in inventory and recognized such costs in cost of sales as such inventory was shipped.

            General and administrative expenses reported for periods after April 28, 1995 include all the Company's corporate headquarters level expenses, as well as the general and administrative expenses incurred at the manufacturing operations.

      RESEARCH AND DEVELOPMENT COSTS

            Company-sponsored research and development costs are reported as part of general and administrative and other expenses. Revenues and costs incurred in connection with customer-sponsored research and development contracts are accounted for as contract revenues and costs.

      INVENTORIES

            Inventories are valued at the lower of first-in, first-out (FIFO) cost or market (net realizable value). Inventory cost includes material, labor and manufacturing overhead for periods beginning after April 28, 1995. For periods prior to April 29, 1995, inventory cost also includes general and administrative expenses incurred at the manufacturing operations. Customer progress payments received on long-term contracts are recorded as an offset to related inventory balances.

      USE OF ESTIMATES

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In particular, accounting for long-term contracts requires management estimates of future contract revenues and costs used for preparing estimates at contract completion and determining contract profitability reflected in the financial statements. Actual results could differ from those estimates.

      EARNINGS PER SHARE

            Earnings per share is based on the weighted average number of common shares outstanding during each period. Common stock equivalents of 14,250 resulting from the effects of stock options have been included in the calculation of weighted average shares outstanding for the year ended December 31, 1996.

      PROPERTY

      FOR EIGHT MONTHS ENDED DECEMBER 31, 1995 AND YEAR ENDED DECEMBER 31, 1996

            Property additions recorded subsequent to the Acquisition are recorded at cost. The costs of maintenance and repairs are charged to operating results as incurred. Depreciation is charged against operations over three to ten years for machinery and equipment and seven to fifteen years for buildings and improvements. Improvements to leased property are amortized over the life of the lease or the estimated life of the improvement, whichever is shorter. Accelerated depreciation is used for both financial reporting and tax purposes where permitted. Depreciation expense for the year ended December 31, 1996 and the eight months ended December 31, 1995 is $569,000 and $108,000, respectively.

      FOR FOUR MONTHS ENDED APRIL 28, 1995 AND YEAR ENDED DECEMBER 31, 1994

            Property was recorded at cost. Accounting policies were the same as above, except that useful lives used to calculate depreciation expense ranged from 10 to 35 years for buildings and improvements and both straight-line and accelerated methods of depreciation were used for financial reporting purposes.

            Depreciation expense for the four months ended April 28, 1995 and the year ended December 31, 1994 is $949,000 and $3,444,000, respectively.

      In Accordance with Statement of Financial Accounting Standards No. 121 ("FAS 121"), "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of," the Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. FAS 121 was adopted by the Company beginning with the eight month period ended December 31, 1995. During 1996 and 1995, no such impairment losses have been identified by the Company.

      RECLASSIFICATION

      Certain amounts contained in previously issued financial statements have been reclassified to conform to 1997 presentation.

3.    FORMATION OF THE COMPANY

      The Company was formed in connection with the Acquisition on April 28, 1995. The purchase price included cash of $22.0 million and debt payable to Brunswick of $3.259 million of which

      $0.037 million was forgiven in 1996. In addition, the purchase agreement specified that the Company would make payments contingent on future earnings. On December 30, 1996 the Company paid $1.0 million to Brunswick in full settlement of this obligation and recorded this amount as additional purchase price.

      The Acquisition was accounted for as a purchase of assets. The purchase price of $28.631 million (including the $26.222 million paid to Brunswick plus $2.409 million of direct transaction costs) was allocated to purchased assets and liabilities based on approximate fair values as follows (in thousands). The book value of the net assets acquired was $14.8 million in excess of the purchase price.

                  Accounts Receivable..........   $ 11,824
                  Inventories..................     23,658
                  Prepaid and other Assets.....      1,040
                  Fixed Assets.................      1,571
                  Current Liabilities..........     (9,462)
                                                  --------
                  Total........................   $ 28,631
                                                  ========

      Brunswick indemnified the Company for certain legal, tax and environmental contingencies relating to the period prior to the Acquisition.

4.    NATURE OF BUSINESS AND CUSTOMER CONCENTRATION

      The Company is engaged principally in the design and manufacture of a wide range of advanced composite, aerospace and defense products including radomes for high-performance military and commercial aviation, rocket motor cases, pressure vessels, fuel tanks for military aircraft and commercial natural gas vehicles, advanced electronic and electro-optical components, chemical warfare detection systems and ultra-lightweight camouflage.

      Approximately 81% of the Company's 1996 sales were to the U.S. Government on prime or sub-contract bases. U.S. Government sales for all other periods reported ranged from 83% to 84%. More than 95% of sales were on a fixed-price basis for all periods reported.

      Sales backlog at December 31, 1996 and 1995 was $119.6 million and $162.4 million, respectively. Backlog at April 28, 1995 and December 31, 1994 was $109.8 million and $121.8 million, respectively.

      As a government contractor, the Company is exposed to certain inherent industry risks and uncertainties including technological obsolescence, changes in government policies, dependence on the federal defense budget and annual congressional appropriation and allotment of funds. Although the Company's major programs have been well supported during recent years, future spending reductions and funding limitations could negatively impact future operations.

      Approximately 41% of the Company's labor force is covered by collective bargaining agreements as of December 31, 1996.

5.     SEGMENT REPORTING

      The Company operations are divided into two business segments:
      Aerospace/Defense and Commercial. A description and financial data for each segment are summarized below:

      AEROSPACE/DEFENSE

      The Aerospace/Defense markets served by the Company primarily consist of the United States government's Department of Defense, which the Company sells to on a prime and subcontract basis, and the commercial aerospace market. The Company designs, develops and manufactures a wide range of advanced composite products, advanced electronic and electro-optical components, and ultra-lightweight camouflage and other integrated defense systems for this market segment.

      COMMERCIAL

      The Company designs and manufactures composite parts and components for the automotive, oil and gas and other commercial industries, including fuel tanks for natural gas vehicles, accumulator bottles, flexible drill pipe and other composite products. The Company also manufactures electrical power switching products for specialty vehicles including recreational vehicles, motor homes, conversion vans, over-the-road trucks and leisure boats.

SELECTED FINANCIAL DATA BY BUSINESS SEGMENT

                                                              Brunswick Technical Group                    TPG Holdings, Inc.
                                                            -------------------------------       ----------------------------------
                                                                                 As of and            As of and
                                                             As of and          for the Four        for the Eight         As of and
              (in thousands)                                for the Year           Months              Months           for the Year
                                                               Ended               Ended               Ended                Ended
                                                            December 31,          April 28,         December 31,        December 31,
                                                               1994                 1995                1995                1996
                                                             ---------            --------            --------            ---------
Net revenues
        Aerospace/Defense ........................           $ 108,619            $ 25,361            $ 71,409            $ 110,847
        Commercial ...............................              10,041               3,055               7,763               15,687
        Corporate & Other ........................                --                  --                  --                   --
                                                             ---------            --------            --------            ---------
                Total ............................           $ 118,660            $ 28,416            $ 79,172            $ 126,534
                                                             =========            ========            ========            =========
Operating income (loss)
        Aerospace/Defense ........................           $   6,475            $  1,623            $  7,841            $  14,484
        Commercial ...............................                (765)               (561)             (1,004)                (404)
        Corporate & Other ........................              (3,923)             (1,350)             (1,526)              (3,669)
                                                             ---------            --------            --------            ---------
                Total ............................           $   1,787            $   (288)           $  5,311            $  10,411
                                                             =========            ========            ========            =========
Identifiable assets
        Aerospace/Defense ........................           $  48,760            $ 46,418            $ 29,051            $  34,320
        Commercial ...............................               5,985               6,750               6,777                7,934
        Corporate & Other ........................                 250                 191               3,083                2,469
                                                             ---------            --------            --------            ---------
                Total ............................           $  54,995            $ 53,359            $ 38,911            $  44,723
                                                             =========            ========            ========            =========
Capital Expenditures
        Aerospace/Defense ........................           $     861            $    410            $    718            $     955
        Commercial ...............................                 394                  52                 488                  752
        Corporate & Other ........................                   7                --                    25                   48
                                                             ---------            --------            --------            ---------
                Total ............................           $   1,262            $    462            $  1,231            $   1,755
                                                             =========            ========            ========            =========
Depreciation and amortization
        Aerospace/Defense ........................           $   2,948            $    795            $     92            $     466
        Commercial ...............................                 436                 139                  46                  158
        Corporate & Other ........................                  60                  15                --                     22
                                                             ---------            --------            --------            ---------
                Total ............................           $   3,444            $    949            $    138            $     646
                                                             =========            ========            ========            =========

6.    INVENTORIES

      Inventories at December 31, 1996 and 1995, consisted of the following (in thousands):

                                                       1996              1995
                                                     --------          --------
        Finished goods .....................         $    727          $    836
        Work in process ....................            8,905            10,268
        Raw materials ......................            8,045            13,635
        Progress payments ..................           (7,327)           (5,375)
                                                     --------          --------
                                                     $ 20,350          $ 19,364
                                                     ========          ========

7.    LEASES

      The Company and the Business have various lease agreements for offices, factories and certain equipment. The longest lease obligation extends to 2001. Most leases contain renewal options and some contain purchase options. No leases contain restrictions on the Company's activities concerning dividends, further leasing or additional debt.

      Rent expense for the year ended December 31, 1996, eight months ended December 31, 1995, four months ended April 28, 1995 and the year ended December 31, 1994, consisted of the following (in thousands):

                                                 Eight         Four
                                     Year        Months        Months     Year
                                     Ended       Ended         Ended      Ended
                                    Dec. 31,    Dec. 31,     April 28,  Dec. 31,
                                      1996        1995          1995      1994
                                    -------      -----         -----      ----
        Basic Expense .........     $ 1,085      $ 533         $ 315     $ 769
        Sublease Income .......        (250)      (167)         (132)     (416)
                                    -------      -----         -----      ----
        Rent Expense, Net .....     $   835      $ 366         $ 183      $353
                                    =======      =====         =====      ====

        Future minimum rental payments at December 31, 1996, under agreements classified as operating leases with noncancelable terms in excess of one year, are as follows (in thousands):

                    1997 ..........................                   $  828
                    1998 ..........................                      369
                    1999 ..........................                      193
                    2000 ..........................                       88
                    2001 ..........................                        6
                                                                      ------
                                                                      $1,484
                                                                      ======
8.    DEBT

            Short-term debt at December 31 consisted of the following (in thousands):

                                                       1996           1995
                                                      ------         ------
               Revolving loan ....................    $7,624         $4,374
               Current maturities of term loans ..     2,000          2,286
                                                      ------         ------
               Total .............................    $9,624         $6,660
                                                      ======         ======

            Long-term debt at December 31, 1996 and 1995, consisted of the following (in thousands):

                                                           1996          1995
                                                         -------       -------
               Term loans (net of current maturities)..  $12,000       $12,381
               Deferred obligation ....................    3,000         3,000
               Subordinated debt ......................      222           259
                                                         -------       -------
               Total ..................................  $15,222       $15,640
                                                         =======       =======

            Scheduled maturities of long-term debt are as follows (in thousands):

                          1998 .................     $ 2,000
                          1999 .................      10,055
                          2000 .................          56
                          2001 .................       3,055
                          Thereafter ...........          56
                                                     -------
                              Total ............     $15,222
                                                     =======

      On December 27, 1996, the Company refinanced its revolving and term loans with a different bank. The Company recorded an after-tax extraordinary loss of $667,000 ($1.085 million pre-tax) during 1996 related to prepayment fees, closing costs, origination fees and legal costs. The initial term of the new revolving and term loans is three years.

      Under the revolving loan terms of the new agreement, the Company may borrow, on a revolving basis, up to $17.0 million against the Company's eligible receivables and inventories at an interest rate of 0.5% above the domestic prime rate or, at the Company's option, 2.75% above the London Interbank Offered Rates (LIBOR). Interest is payable monthly. The Company must pay an unused line fee equal to 0.5% per annum of the total revolving credit facility.

      Under the term loan provisions of the new agreement, the Company borrowed $14.0 million on December 27, 1996, at an annual interest rate of .75% above prime. The interest rate on the term loan may be changed, at the Company's option, to 3.0% above LIBOR. Interest is payable monthly in arrears. Principal payments of $500,000 per quarter are due through December 27, 1999, upon which date the balance is due.

      The  Company  also  may  obtain   equipment  loans  to  finance  certain
      equipment purchases up to a total of $1.0 million in principal. No equipment loans exist as of December 31, 1996.

      The annual interest rate in effect at December 31, 1996, was 8.75% on the revolving loan and 9.0% on the term loan. Both of the Company's loans with the bank are secured by collateral consisting of substantially all of the Company's property including inventory, equipment, receivables, general intangibles, investment property and real property.

      The Company is subject to several financial and nonfinancial covenants under the revolving and term loans. During 1996, the Company was in compliance with all covenants.

      Under the terms of the Company's former loan agreement (which was replaced on December 27, 1996), the Company had a revolving loan which carried an annual interest rate of prime plus 1.5% and a term loan which carried an annual interest rate of prime plus 2.0%. Annual interest rates in effect at December 31, 1995, were 10.0% on the revolving loan and 10.5% on the term loan.

      The average effective interest rates during 1996 were 9.8% for the revolving loans and 10.3% for the term loans, and the Company recorded interest expense of $710,000 and $1,402,000 on such loans, respectively. Interest expense for the eight months ended December 31, 1995 was $567,000 and $1,143,000, respectively, on these loans.

      The deferred obligation of $3.0 million is payable to Brunswick on April 28, 2001, with interest of 8.0% per annum payable annually. The Company recorded interest expense of $240,000 and $160,000 in 1996 and in 1995 (eight months), respectively, related to the deferred obligation.

      The subordinated debt of $222,000, also payable to Brunswick, is due in four equal annual installments commencing on April 28, 1999, with interest of 13.0% payable annually. The Company recorded interest expense of $25,000 in 1996 and $22,000 in 1995 (eight months) related to the subordinated debt.

      For the four months ended April 28, 1995 and the year ended December 31, 1994, no debt was recorded on the Business' books and no interest expense was allocated to the Business by Brunswick.

9.    RETIREMENT AND EMPLOYEE BENEFIT COSTS OF THE COMPANY

      DEFINED CONTRIBUTION PLANS

      The Technical Products Group, Inc. Retirement and Savings Plan for substantially all of the Company's employees allows participants to make contributions up to 15% of their base pay via payroll deductions pursuant to Section 401(k) of the Internal Revenue Code. Under the plan, the Company may make discretionary matching contributions. The Company's match for the 1996 and 1995 plan year was 10% of each participant's pretax contributions, limited to 6% of their salary. The 10% match for 1996 and 1995, was $130,000 and $80,000, respectively and was paid in January of the following year.

      DEFINED BENEFITS PLANS

      Hourly union employees of the Company are covered by defined benefit pension plans with benefits generally based on negotiated rates and years of service. The Company's funding policy is to contribute annually the minimum required amount determined by its actuaries.

      The net pension cost of the defined benefit plans for the year ended December 31, 1996, and for the eight months ended December 31, 1995, by components is as follows (in thousands):

                                                                      Eight
                                                                      Months
                                                           1996        1995
                                                          -----        ----
               Service cost-benefits earned
                 during the Period .................      $ 293       $ 168
               Interest cost .......................         37           8
               Actual return on Plan assets ........         13         --
               Net amortization and deferral .......        (11)        --
                                                          -----        ----
                     Net pension cost ..............      $ 332       $ 176
                                                          -----        ----

            The funded status of the Plans and amounts recognized in the Company's balance sheets at December 31 were as follows (in thousands):

                                                                1996        1995
                                                               -----        ----
            Actuarial present value of benefit obligations-
                  Vested ...............................       $ 470       $ 165
                  Nonvested ............................          80          11
                                                               -----        ----
            Accumulated benefit obligation .............         550         176

            Market value of plan assets ................        (104)        --
                                                               -----        ----
                  Unfunded projected benefit obligation          446         176

            Unrecognized net loss ......................         (95)        --
            Adjustment to recognized minimum liability            95         --
                                                               -----        ----
                  Net pension liability ................       $ 446       $ 176
                                                               =====        ====

            Assumptions used to measure the projected benefit obligation and the expected long-term rate of return on plan assets as of December 31 were as follows:

                                               1996                 1995
                                             -------               -------
            Discount rate for obligations      7.25%                7.25%
            Long-term rate of
              investment return                8.00%                8.00%
            Mortality                   1983 Group Annuity    1983 Group Annuity

            The Company does not have any significant postemployment or postretirement medical or postemployment or postretirement life insurance plans.

10.   SHAREHOLDERS' EQUITY OF THE COMPANY

      CAPITAL STRUCTURE

            On June 5, 1996, the Company's Board of Directors approved resolutions to:

            o     Split the Company's common stock 475-to-1.

            o Amend the Company's Articles of Incorporation to establish the total authorized shares of common stock as 1,000,000.

            o Reduce the par value of the Company's common stock to $.01 per share.

            The activity in the equity accounts for the period April 29, 1995, through December 31, 1996, is summarized as follows (in thousands):

                                                                                              Notes        Additional
                                              Common Stock       Additional                 Receivable      Minimum
                                           -----------------      Paid-in     Retained         from         Pension
                                           Shares     Amount      Capital     Earnings       Officers      Liability        Total
                                           ------     ------      -------     --------       --------      ---------        -----
Initial stock issuance
  April 29, 1995 ....................         1       $   1        $ 999        $  --          $--          $  --          $  1,000

Issuance of notes receivable
  from officers for purchase
  of stock ..........................       --         --           --             --           (235)          --              (235)

Repayment of notes receivable .......       --         --           --             --            100           --               100
Net income ..........................       --         --           --            2,107         --             --             2,107

Preferred dividends declared ........       --         --           --              (53)        --             --               (53)
                                            ---       -----        -----        -------        -----        -------        --------
Balance, December 31, 1995 ..........         1       $   1        $ 999        $ 2,054        $(135)       $  --          $  2,919
Common stock split (475-to-1) .......       474         474         (474)          --           --             --              --
Par value adjustment (common) .......       --         (470)         470           --           --             --              --
Net income ..........................       --         --           --            4,274         --                            4,274

Preferred dividends declared ........       --         --           --              (80)        --             --               (80)

Additional minimum pension
  liability .........................       --         --           --             --           --              (95)            (95)
                                            ---       -----        -----        -------        -----        -------        --------
Balance, December 31, 1996 ..........       475       $   5        $ 995        $ 6,248        $(135)       $   (95)       $  7,018
                                            ===       =====        =====        =======        =====        =======        ========

      STOCK OPTION PLAN

      During 1996, the shareholders approved the adoption of the Key Management Stock Option Plan. Under the Plan, the Company may grant nonstatutory and incentive stock options to employees of the Company for the purchase of the Company's common stock at an exercise price equal to at least 100% of the fair market value as of the date of grant (110% of such fair market value if the optionee owns more that 10% of the combined voting power of all classes of stock of the Company) as determined by the Board of Directors. Options granted under the Plan vest at the rate of 20% on each of the five anniversary dates following the year of the grant. The Company granted incentive stock options to acquire 25,000 shares of the Company's common stock during 1996, all of which were outstanding as of December 31, 1996. The exercise price of such options is $3.38 per share. The weighted average fair value at grant date of options granted in 1996 was $1.67 per share, as determined using the Black Scholes option-pricing model with the following assumptions: risk free interest rate of 6.82%, expected dividend yield of 0%, expected stock volatility of 100% and an expected option life of 10 years.

      The Company accounts for this plan under Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for this plan been determined based on the fair value at grant date under the optional method in Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), the Company's 1996 net income and earnings per share would have been reduced by $26,000 and $0.05, respectively.

11.   MANDATORILY REDEEMABLE PREFERRED STOCK OF THE COMPANY

      The preferred stock is 8% cumulative and redeemable with a $1.00 par value and 1,000,000 shares are authorized, issued and outstanding. In case of liquidation, the holders of preferred stock will be paid out of the assets of the Company in an amount in cash of $1.00 per share, plus any accumulated and unpaid dividends before the common stockholders.

      The Company may, at its option, redeem any or all of the outstanding shares of the preferred stock for an amount in cash of $1.00 per share, plus any accumulated and unpaid dividends. The preferred shares are subject to mandatory redemption at the above-stated value on the earlier of April 28, 2001, or the date on which occurs a change in the ownership of 50% or more of the assets or the common stock of the Company.

12.   RELATED-PARTY TRANSACTIONS

      At December 31, 1996 and 1995, certain officers of the Company have outstanding promissory notes in the aggregate amount of $134,865, which were issued to the Company as consideration for the paid-in capital in excess of par value for the shares of stock they own.

      Common shares of the Company owned by each employee have been pledged as collateral to secure the payment of the promissory notes. The notes carry an interest rate of the lesser of 8% and the highest rate permitted by applicable law. Principal and accrued interest payments are due in full upon maker's sale of any pledged stock or on April 28, 2001, if earlier. The notes may be repaid at any time at the option of the maker without penalty.

13.   TECHNOLOGICAL EXPENDITURES

      Technological expenditures, excluding reimbursed projects, for the year ended December 31, 1996, eight months ended December 31, 1995, four months ended April 28, 1995 and the year ended December 31, 1994 consisted of the following (in thousands):

                                                    Eight     Four
                                         Year       Months    Months     Year
                                         Ended      Ended     Ended      Ended
                                        Dec. 31,   Dec. 31,  April 28,  Dec. 31,
                                         1996        1995      1995       1994
                                        ------      ------      ----     ------
          Research and Development...   $1,213      $  605      $194     $1,030
          Engineering and Other......    1,256         834       298        917
                                        ------      ------      ----     ------
               Total ................   $2,469      $1,439      $492     $1,947
                                        ======      ======      ====     ======

      The company was also reimbursed $4.311 million, $1.077 million, $0.258 million and $3.310 million under federally funded research and development contracts during the year ended December 31, 1996, eight months ended December 31, 1995, four months ended April 28, 1995 and the year ended December 31, 1994 respectively.

14.   INCOME TAXES

      For the four months ended April 28, 1995 and the year ended December 31, 1994, income taxes of the Business were included in the Brunswick consolidated federal and state tax returns. Income taxes were paid by Brunswick on behalf of the Business. Income tax provisions were calculated at the division level on a stand-alone basis and were recorded on the Business' books.

      The combined provision for U.S. federal and state income taxes for the periods presented consisted of the following components (in thousands):

                                                Eight    Four
                                      Year      Months   Months     Year
                                      Ended     Ended    Ended      Ended
                                     Dec. 31,  Dec. 31, April 28,   Dec. 31,
                                      1996      1995      1995       1994
                                     ------    ------   -------     ------
            Current                  $3,511    $  938   $  (907)    $ (363)
            Deferred                   (836)      374       795      1,046
                                     ------    ------   -------     ------
            Total income tax
              provision (benefit)    $2,675    $1,312   $  (112)    $  683
                                     ======    ======   =======     ======

      The federal statutory tax rate for each period is reconciled to the effective tax rate as follows:

                                                    Eight     Four
                                          Year      Months    Months     Year
                                          Ended     Ended     Ended      Ended
                                        Dec. 31,  Dec. 31,  April 28,  Dec. 31,
                                          1996      1995      1995       1994
                                          ----      ----      ----       ----
            Federal statutory rate        34.0%     34.0%     34.0%      34.0%
            State and local taxes, net
              of federal benefit           4.5       4.4       5.0        4.2
                                          ----      ----      ----       ----
            Effective tax rate            38.5%     38.4%     39.0%      38.2%
                                          ====      ====      ====       ====

      Deferred income taxes result from the recognition, in different periods, of revenue and expense for tax and financial statement purposes. The primary components of the December 31, 1996 and 1995, deferred tax assets (liabilities) are as follows (in thousands):

                                                       1996     1995
                                                      -----    -----
            Deferred tax assets-
              Excess of tax over book
                capitalized inventory costs           $ 193    $  -
              Reserves not deductible until paid        307      129
                                                      -----    -----
                   Total deferred tax assets            500      129

            Deferred tax liabilities-
              Excess of book over tax
                estimated basis of assets
                  Recorded in the preliminary
                    acquisition purchase                 -      (465)
                                                      -----    -----
                  Price allocation                    $ 500    $(336)
                                                      =====    =====

 15.  TRANSACTIONS AMONG THE BUSINESS AND BRUNSWICK CORPORATION

      Related party transactions with Brunswick prior to the Acquisition and not disclosed elsewhere in the financial statements are as follows:

      EMPLOYEE BENEFIT PROGRAMS

            Prior to the Acquisition, the employees of the Business were eligible to participate in certain employee benefit plans (medical, dental, worker's compensation and other benefits plans) sponsored by Brunswick which charged the Business its proportionate cost of these programs based on actual charges, historical experience and headcount. The Business recorded cost of approximately $ 1.8 million and $ 5.0 million for the four months ended April 28, 1995 and year ended December 31, 1994, respectively.

            On April 28, 1995, the Company terminated its participation in the Brunswick employee benefit plans. Brunswick retained all assets and liabilities related to the plans. Effective April 29, 1995, all employees of the Company were offered participation in its employee benefit plans, including medical, dental, worker's compensation and other plans. See Note 9 for further discussion of these plans.

      RETIREMENT PLANS

            Costs charged to the Business' operations for the four months ended April 28, 1995 and the year ended December 31, 1994 for its retirement plans are summarized as follows (in thousands):

                                                Four
                                                Months     Year
                                                Ended      Ended
                                               April 28,  Dec. 31,
                                                 1995       1994
                                                ------     ------
                  Defined Benefit Plans:
                       Hourly                   $  135     $  342
                       Salary                      305        718
                                                ------     ------
                           Total                $  440     $1,060
                                                ------     ------
                  Retirement and savings plan   $   50     $  294
                                                ------     ------

        The following assumptions were used in determining the expense recognized for the defined benefit pension plans:

                                           Four Months            Year Ended
                                       Ended April 28, 1995    December 31, 1994
                                       --------------------    -----------------
      Discount rate                            7.25%                   8.5%
      Rate of increase in compensation
       levels                                   5.5%                   5.5%
      Expected long term rate of return
       on assets                                9.0%                   9.0%

      POSTRETIREMENT MEDICAL BENEFITS-

            Certain employees of the Business were eligible to participate in a postretirement medical program sponsored by Brunswick. Costs recorded by the Business represented the estimated proportionate cost attributable to its employees. Postretirement benefit costs charged to the Business' operations for the four months ended April 28, 1995 and the year ended December 31, 1994 were $329,000 and $960,000 respectively. Brunswick is liable for payments under these programs. On April 28, 1995, the Company terminated its participation in the Brunswick post retirement medical program and Brunswick retained liabilities related to vested benefits.

      CORPORATE SERVICES-

            Brunswick provided certain support services to the Business including: cash management, benefits administration, risk management and tax and audit services. The charges for these services were allocated to the Business based on various formulas which reasonably approximate the actual costs incurred. The costs recorded by the Business and included in G&A expenses for these allocations were approximately $190,000 for the four months ended April 28, 1995 and $820,000 for the year ended December 31, 1994. The amounts allocated to the Business from Brunswick are not necessarily indicative of the actual costs which may have been incurred had the Business operated as an entity unaffiliated with Brunswick. However, the Business believes that the allocation is reasonable and in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 55.

16.   ADVANCES DUE TO RELATED PARTY

            Advances due to related party represent advances from Brunswick to fund operating and investing activities, net of cash advanced to Brunswick from operating cash flows generated by the Business. Advances owed to Brunswick are non-interest bearing. The activity in the advances due to related party account for the four months ended April 28, 1995 and the year ended December 31, 1994 is summarized as follows (in thousands):

                                               Four Months        Year Ended
                                             Ended April 28,     December 31,
                                                  1995               1994
                                             ---------------     ------------
             Balance, beginning of period    $  39,754            $ 34,182
             Cash receipts recorded at
                  Corporate on behalf of
                  Business                     (37,620)           (109,984)
             Cash disbursements recorded
                  at Corporate on behalf
                  of Business                   28,780              91,421
             Corporate expense allocation
                  and other costs
                  incurred at Corporate
                  and charged to the
                  Business                       5,673              23,031
             Current period net (loss)
                  income                          (176)              1,104
                                             ---------            --------
             Balance, end of period          $  36,411            $ 39,754
                                             =========            ========

            The average balance due to related party was $38.1 million for the four months ended April 28, 1995 and $36.9 million for the year ended December 31, 1994.

17.   COMMITMENTS AND CONTINGENCIES

      CONTINGENT LIABILITIES

            The Business had outstanding standby letters of credit of $0.6 million and $0.8 million at April 28, 1995 and December 31, 1994, respectively, representing conditional commitments whereby the Business guarantees performance to a third party in the ordinary course of business.

      LITIGATION

            On March 1, 1995, the Business entered into a settlement agreement and release with the United States of America of all issues related to the Federal Grand Jury investigation of its Marion, Virginia facility concerning whether any of Brunswick's employees failed fully to conform to certain documentation requirements and procedures in the course of producing radomes for the F-16 aircraft from April through August 1992.

            The Company, upon its acquisition of the Business, agreed to keep in place the then current self-governance program of the Business, and to have, at a minimum, two independent outside reviews of the program performed; one commencing 30 days after closing (or May 28, 1995) and the second commencing 18 months after closing (or October 28, 1996). These independent reviews have been performed and the associated results have been reported to the U.S. Government. The Company also agreed to provide the government with semi-annual internal self-governance status reports for a period of three years beginning six months after the Acquisition closing. Reports have been submitted for periods through April, 1997 and the last report required to be submitted is for the six month period ending October 1998.

18.   MERGER WITH LUNN (UNAUDITED)

      The Company completed its merger with Lunn Industries, Inc. (Lunn) as of October 31, 1997, forming Advanced Technical Products, Inc. (ATPI). In connection with the merger, the Company's shareholders received 8.3028 shares of ATPI's common stock for each share of the Company's common stock, subject to cancellation of any of the ATPI common stock held in escrow for the Company's shareholders if TPG fails to achieve a certain financial goal.

19.   INTERIM FINANCIAL STATEMENTS (UNAUDITED)

      BASIS OF PRESENTATION

      The information contained in the interim consolidated financial statements of the Company, including the consolidated balance sheet as of July 4, 1997 and the consolidated statements of income and cash flows for the six month period ended July 4, 1997 and June 21, 1996 is unaudited, but includes, in the opinion of management, all adjustments which are necessary for a fair presentation of the results for the interim periods.

      Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to the requirements of the Securities and Exchange Commission, although management believes that the disclosures included in these financial statements are adequate to make the information not misleading.

      The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                ADVANCED TECHNICAL PRODUCTS, INC.
                                          (Registrant)



Dated: November 13, 1997           By: /s/ GARRETT L. DOMINY
                                           Garrett L. Dominy, Executive Vice
                                           President and Chief Financial Officer

                                  EXHIBIT INDEX

EXHIBIT                                                               SEQUENTIAL
PAGE NO.                         DESCRIPTION                           PAGE NO.

  2      Acquisition Agreement and Plan of Merger dated June 6, 1997       1
         by and between Lunn Industries, Inc. and TPG Holdings, Inc., as amended by the Amendment to Acquisition Agreement and Plan of Merger dated August 22, 1997 by and between Lunn
         Industries, Inc. and TPG Holdings, Inc. Schedules to the
         Acquisition Agreement and Plan of Merger have been omitted in accordance with Item 601(b)(2) of Regulation S-K, and will be provided to the Securities and Exchange Commission upon request.

 23.1    Consent of Arthur Andersen LLP.                                  51

 23.2    Consent of Arthur Andersen LLP.                                  52

 99.1    Press Release dated October 31, 1997 relating to the closing     53
         of the Acquisition Agreement.

 99.2    Press Release dated November 3, 1997 relating to the closing     54
         of the Acquisition Agreement.